Exhibit 99.1

IONIX TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes present the historical condensed consolidated balance sheet for Ionix Technology, Inc. (“Ionix”) as of June 30, 2016, and the historical condensed consolidated statement of income (loss) for Ionix for the year ended June 30, 2016, along with the unaudited pro forma condensed consolidated balance sheet for Ionix as of June 30, 2016, and the unaudited pro forma condensed consolidated statement of income (loss) for Ionix for the year ended June 30, 2016. Consistent with the requirements of Article 11 of Regulation S-X, the historical condensed consolidated statement of income (loss) has been presented on a continuing operations basis.

The pro forma condensed consolidated financial statements give effect to the pro forma adjustments relating to the sale of the lithium batteries processing business to Mr. GuoEn Li completed on August 19, 2016. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016, assumes the sale occurred on June 30, 2016.  The unaudited pro forma condensed consolidated statement of income (loss) for the year ended June 30, 2016, was prepared assuming the sale took place on July 1, 2015.  As a result, the actual pro forma impact to our condensed consolidated balance sheet will differ based upon the balances of the assets and liabilities outstanding and the cash proceeds allocated to Ionix at the time the transaction was completed.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate what the results of operations or financial position would have been had the pro forma adjustments occurred on the dates referred to above or purport to be indicative of the future results of operations or financial position of Ionix.

Ionix Technology, Inc.
Pro Forma Condensed Consolidated Balance Sheet
At June 30, 2016
(Unaudited)

	Historical Ionix	Pro Forma Adjustments	Ionix Pro Forma

Assets
Cash	$269,225	$(209,467)	$59,758
Account and other receivables	1,584,671	(1,584,568)	103
Inventory	96,816	(96,816)	-
Assets of discontinued operations	-	1,890,851	1,890,851
Total assets	$1,950,712	$-	$1,950,712

Liabilities
Account and other payable	$1,926,933	$(1,889,193)	$37,740
Accrued expenses	10,011	(2,511)	7,500
Due to director	15,771	-	15,771
Liabilities of discontinued operations	-	1,891,704	1,891,704
Total liabilities	1,952,715	-	1,952,715

Shareholders’ equity
Preferred stock	50,000	-	50,000
Common stock	3,300	-	3,300
Additional paid-in capital	10,261	-	10,261
Accumulated deficit	(65,564)	-	(65,564)
Total shareholders’ equity	(2,003)	-	(2,003)
Total liabilities and shareholders’ equity	$1,950,712	$-	$1,950,712

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Ionix Technology, Inc.
Pro Forma Condensed Consolidated Statement of Income (Loss)
Year Ended June 30, 2016
(Unaudited)

	Historical Ionix	Other Adjustments	Ionix Pro Forma
	(in USD)
Revenues	$1,799,149	$(1,799,149)	$-
Cost of revenues	1,673,276	(1,673,276)	-
Gross profit	125,873	(125,873)	-

Operating income (expenses)	(29,057)	100,344	71,287
Net Income (loss) before provision for income taxes	96,816	(25,529)	71,287
Taxation	24,676	(24,676)	-
Net Income (loss) from continuing operations	$72,140	$(853)	$71,287

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

IONIX TECHNOLOGY, INC.
NOTES TO UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

Note 1: Basis of Presentation

The unaudited pro forma condensed consolidated financial information reflecting the sale of the lithium batteries processing business is based on the historical consolidated financial statements of Ionix adjusted to exclude the impact of the lithium batteries processing business as if it had been sold on July 1, 2015, for purposes of the unaudited pro forma condensed consolidated statement of income (loss) and at June 30, 2016, for purposes of the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of Ionix’s results of operations had the sale been consummated on July 1, 2015, or financial position had the sale been consummated as at June 30, 2016, nor is it necessarily indicative of the results of operations in future periods or the future financial position of Ionix.

Consistent with the requirements of Article 11 of Regulation S-X, the historical condensed consolidated statement of income (loss) has been presented on a continuing operations basis. The unaudited pro forma condensed financial information should be read in conjunction with the historical consolidated financial statements of Ionix.

Note 2: Use of Proceeds

Based on asset values at June 30, 2016, total consideration received as a result of this transaction would have been approximately $ 4,800.